Exhibit 99.1

Press release

Company announcement (No. 14/2021)

Noble Corporation and Maersk Drilling announce agreement to combine

Sugar Land and Copenhagen, 10 November 2021 – Noble Corporation (NYSE: NE) (“Noble”) and The Drilling Company of 1972 A/S (CSE: DRLCO) (“Maersk Drilling”) today announced that they have entered into a definitive business combination agreement to combine in a primarily all-stock transaction. Following the completion of the transaction, the Maersk Drilling shareholders and Noble shareholders will each own approximately 50% of the outstanding shares of the combined company. The combined company will be named Noble Corporation and its shares will be listed on the New York Stock Exchange (“NYSE”) and Nasdaq Copenhagen.

Noble and Maersk Drilling share a very strong conviction about the compelling industrial logic for taking this step to create a differentiated offshore drilling company with the scale, capabilities, and resources to successfully serve a broad range of customers. The combined company will have a modern, high-end fleet of floaters and jackup rigs across benign and harsh environments able to meet the needs of customers in the most attractive oil and gas basins. This transaction will unite and leverage the strong capabilities of Noble and Maersk Drilling, which both have decades of experience, differentiated value propositions, and unwavering commitments to best-in-class safety and service quality.

The combination is expected to generate estimated annual run-rate synergies of USD 125 million, which will create significant value for shareholders. The combined company will benefit from a diverse revenue mix, a robust contract backlog with significant earnings visibility, a solid balance sheet, and a strong free cash flow potential, supporting the potential for return of capital to shareholders while providing resiliency through the cycle.

The business combination agreement has been unanimously approved by the Boards of Directors of Noble and Maersk Drilling, and the transaction is also supported by Noble’s top three shareholders, which collectively currently own approximately 53% of Noble shares, and APMH Invest A/S which currently owns approximately 42% of the share capital and votes of Maersk Drilling. In addition, certain foundations related to APMH Invest A/S, which currently own approximately 12% of the share capital and votes of Maersk Drilling, have expressed their intention to support the transaction.

Maersk Drilling’s Chairperson of the Board of Directors, Claus V. Hemmingsen, said: “This combination carries strong industry logic. With the combination we are creating a differentiated provider of offshore drilling services, which will be able to enhance the customer experience through increased scale, global reach, and industry-leading innovation. The combination will create value for all shareholders and will offer investors a unique opportunity to benefit from the market recovery, a robust financial position and strong free cash flow potential, all paving the way for the potential return of capital to shareholders.”

Noble’s Chairperson of the Board of Directors, Charles M. (Chuck) Sledge, said: “The combination of Noble and Maersk Drilling will create a leading offshore driller with global scale, a strong balance sheet and significant free cash flow generation potential. The transaction will be accretive to free cash flow per share, and I am confident that this combination will deliver meaningful value to all shareholders.”

Strategic rationale

The combination of Noble and Maersk Drilling is underpinned by a compelling strategic rationale for all stakeholders:

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Creating a world class offshore driller: The combined company will benefit from a modern, high-end fleet comprising of 20 floaters and 19 jackup rigs across benign and harsh environments, which will serve a broad portfolio of high quality, blue-chip customers.

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Enhancing the customer experience: The combination will bring together two complementary cultures with an unwavering commitment to best-in class safety performance and customer satisfaction. The combined company will be a leader and first-mover in innovation and sustainability.

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Accretive to all shareholders: The realization of the potential annual cost synergies of USD 125 million is expected to be front-loaded with the full potential to be realized within two years after closing of the transaction. The synergies are expected to be accretive to free cash flow per share. The combined company’s scale will significantly enhance its cost-competitiveness.

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Platform for strong cash flow generation and distribution: The combined company is expected to have a normalized free cash flow potential of up to USD 375 million in 2023 and onwards with a highly attractive free cash flow yield potential, and additional cash flow growth stemming from the recovery of the international offshore drilling market. The balance sheet of the combined company will be best-in class with low net leverage and strong liquidity including a combined cash balance of approximately USD 900 million, providing resiliency through the cycle and allowing the combined company to focus on implementing a sustainable return of capital policy for shareholders.

Pro-forma financials

In the last twelve months ended September 2021, Noble and Maersk Drilling had combined pro-forma revenue of approximately USD 2.1 billion. As of 30 September 2021 (pro-forma for the asset divestitures announced by Noble and Maersk Drilling), the companies had a combined cash balance of approximately USD 900 million resulting in net debt of approximately USD 600 million with no newbuild capex commitments. As of 30 September 2021, the companies had revenue backlog of USD 2.4 billion (pro-forma for the asset divestitures).

Leadership team

Upon the closing of the transaction, Robert W. Eifler, Noble’s President and Chief Executive Officer, will become President and Chief Executive Officer of the combined company and will be a member of the Board of Directors.

Commenting on the transaction, Robert W. Eifler stated, “Both Noble and Maersk Drilling have many decades of history as leaders in the offshore drilling industry. I look forward to the future as these two great organizations come together to create a stronger combined company. Our shared passion for safety and operational performance will drive better service for our customers while delivering better potential returns to our investors.”

The combined company will have a seven-member Board of Directors with balanced representation from Noble and Maersk Drilling. Initially, the Board of Directors will be comprised of three directors designated by Noble, three directors designated by Maersk Drilling, and Robert W. Eifler. Charles M. (Chuck) Sledge will become chairman of the Board of Directors jointly appointed by Noble and Maersk Drilling. Claus V. Hemmingsen will be one of the three directors designated by Maersk Drilling.

The combined company will be headquartered in Houston, Texas, and will maintain a significant operating presence in Stavanger, Norway, to retain proximity to customers and support operations in the Norwegian sector and the broader North Sea, and to ensure continued access to talent.

Transaction terms and structure

The transaction will be implemented by way of (i) a merger of Noble with and into a wholly owned subsidiary of Noble Finco Limited, a private limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble (“Topco”), and (ii) a Danish voluntary tender exchange offer by Topco to Maersk Drilling shareholders. In connection with the merger, (x) each outstanding Noble share and penny warrant will be converted into the right to receive one share of Topco, and (y) each issued tranche 1, tranche 2 and tranche 3 warrant will be converted into a warrant to purchase one share of Topco. Additionally, pursuant to the exchange offer, Maersk Drilling shareholders may exchange each Maersk Drilling share for 1.6137 Topco shares, and will in lieu of their entitlement to certain Topco shares have the ability to elect cash consideration for up to USD 1,000 of their Maersk Drilling shares (payable in DKK), subject to an aggregate cash consideration cap of USD 50 million (excluding any cash paid for fractional shares). Pursuant to the terms of the business combination agreement, upon closing of the transaction, the Maersk Drilling shareholders and the Noble shareholders will each own approximately 50% of the outstanding shares of Topco, and those shares will be listed on both the NYSE and Nasdaq Copenhagen. The approximate 50% ownership percentage of the Maersk Drilling and Noble shareholders is calculated using 66.6 million shares for Noble shareholders (which includes approximately 6.5 million penny warrants and excludes dilution from outstanding warrant tranches and share based compensation plans) and assumes that all Maersk Drilling shares are tendered in the exchange offer for shares.

The transaction is subject to Noble shareholder approval, acceptance of the exchange offer by holders of at least 80% of Maersk Drilling shares, merger clearance and other regulatory approvals, listing on the NYSE and Nasdaq Copenhagen, and other customary conditions. The transaction is targeted to close in mid-2022.

Advisors

J.P. Morgan Securities plc is acting as sole financial advisor and Davis Polk & Wardwell London LLP and Gorrissen Federspiel Advokatpartnerselskab are serving as legal counsel to Maersk Drilling. Ducera Partners LLC and DNB Bank ASA are serving as financial advisor and Kirkland & Ellis LLP, Plesner Advokatpartnerselskab, and Travers Smith LLP are serving as legal counsel to Noble.

Conference call

Maersk Drilling and Noble will host a joint conference call on 10 November 2021 at 15:00 CET / 08:00am US Central Time to discuss this announcement. Supplemental materials that may be referenced during the teleconference will be available at https://investors.noblecorp.com and https://investor.maerskdrilling.com.

Interested parties have multiple options to access the call:

•	By phone in Denmark—dial toll free +45 80826897 and provide access code 522120 approximately 10 minutes before the scheduled start time;

•	By phone in the US and all other locations - dial +1 929-526-1599 and provide access code 522120 approximately 10 minutes before the scheduled start time;

•	Online registration—register and access the call and supplemental materials at: https://www.incommglobalevents.com/registration/q4inc/9165/company-announcement-/

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Webcast—a live simulcast in listen-only mode can be accessed at https://event.on24.com/wcc/r/3499089/84545665E3A046725DE0C15A56CE1AFC or connecting to the link at https://investors.noblecorp.com and https://investor.maerskdrilling.com. A replay of the webcast will be available on each company’s website for limited time following the event.

Contact Noble Corporation

For additional information, visit www.noblecorp.com or email investors@noblecorp.com

Craig Muirhead

Vice President Investor Relations and Treasurer

T: +1 713-239-6564

M: cmuirhead@noblecorp.com

Aaron Campbell

Director – Investor Relations

T: +1 713-417-9112

M: acampbell@noblecorp.com

Contact Maersk Drilling

For additional information, visit www.maerskdrilling.com

Michael Harboe-Jorgensen

Vice President, Head of Investor Relations

T: +45 23285733

M: michael.harboe-jorgensen@maerskdrilling.com

Kristoffer Apollo

Head of Media Relations

T: +45 27903102

M: Kristoffer.apollo@maerskdrilling.com

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Currently, Noble performs, through its subsidiaries, contract drilling services with a fleet of 20 offshore drilling units, consisting of 12 drillships and semisubmersibles and eight jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is an exempted company incorporated in the Cayman Islands with limited liability with registered office at P.O. BOX 309, Ugland House, S. Church Street, Grand Cayman, KY1-1104. Additional information on Noble is available at www.noblecorp.com.

About Maersk Drilling

With more than 45 years of experience operating in the most challenging offshore environments, Maersk Drilling (CSE: DRLCO) provides responsible drilling services to energy companies worldwide. Maersk Drilling owns and operates a fleet of 19 offshore drilling rigs and specialises in harsh environment and deepwater operations. Headquartered in Denmark, Maersk Drilling employs around 2,400 people. For more information about Maersk Drilling, visit www.maerskdrilling.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products and services offered by Noble and Maersk Drilling and the markets in which they operate, and Noble’s and Maersk Drilling’s projected future financial and operating results. These forward-looking statements are generally identified by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “should,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based upon current expectations, beliefs, estimates and assumptions that, while considered reasonable as and when made by Noble and its management, and Maersk Drilling and its management, as the case may be. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Noble’s and Maersk Drilling’s securities, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the shareholders of Noble, the acceptance of the proposed exchange offer by the requisite number of Maersk Drilling shareholders and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (iv) the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on Noble’s or Maersk Drilling’s business, financial condition and results of operations, (v) the effect of the announcement or pendency of the transaction on Noble’s or Maersk Drilling’s business relationships, performance, and business generally, (vi) risks that the proposed transaction disrupt current plans of Noble or Maersk Drilling and potential difficulties in Noble’s or Maersk Drilling’s employee retention as a result of the proposed transaction, (vii) the outcome of any legal proceedings that may be instituted against Noble or Maersk Drilling related to the business combination agreement or the proposed transaction, (viii) the ability of Topco to list the Topco shares on NYSE or the Nasdaq Copenhagen, (ix) volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, (x) the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, and supply and demand of jackup rigs, (xi) factors affecting the duration of contracts, the actual amount of downtime, (xii) factors that reduce applicable dayrates, operating hazards and delays, (xiii) risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of jackup rigs, hurricanes and other weather conditions, and the future price of oil and gas, and (xiv) the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed transaction, and to identify and realize additional opportunities, (xv) the failure to realize anticipated benefits of the proposed transaction, (xvi) risks related to the ability to correctly estimate operating expenses and expenses associated with the transaction, (xvii) risks related to the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, (xviii) the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, (xix) changes in law or regulations affecting Noble, Maersk Drilling or the combined company, (xx) international, national or local economic, social or political conditions that could adversely affect the companies and their business, (xxi) conditions in the credit markets that may negatively affect the companies and their business, and (xxii) risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgements. The foregoing list of factors is not exhaustive. There can be no assurance that the future developments affecting Noble, Maersk Drilling or any successor entity of the transaction will be those that we have anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Noble’s or Maersk Drilling’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements or from our historical experience and our present expectations or projects. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Noble’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by Noble with the SEC and those described in Maersk Drilling’s annual reports, relevant reports and other documents published from time to time by Maersk Drilling. Noble and Maersk Drilling wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, Noble and Maersk Drilling are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed business combination, Topco will file a Registration Statement on Form S-4 with the SEC that will include (1) a proxy statement of Noble that will also constitute a prospectus for Topco and (2) an offering prospectus of Topco to be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco Shares. When available, Noble will mail the proxy statement/prospectus to its shareholders in connection with the vote to approve the merger of Noble and a wholly-owned subsidiary of Topco, and Topco will distribute the offering prospectus in connection with the exchange offer. Should Maersk Drilling and Noble proceed with the proposed transaction, Maersk Drilling and Noble also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED BUSINESS COMBINATION IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.

Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus (if and when it becomes available) and all other documents filed with the SEC by Topco and Noble through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or on Noble’s website at www.noblecorp.com, or by written request to Noble at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

Participants in the Solicitation

Maersk Drilling, Noble and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Maersk Drilling and Noble, respectively, in connection with the proposed transaction. Shareholders may obtain information regarding the names, affiliations and interests of Noble’s directors and officers in Noble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021, as amended on April 16, 2021. To the extent the holdings of Noble’s securities by the Noble’s directors and executive officers have changed since the amounts set forth in such annual report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the names, affiliations and interests of Maersk Drilling’s directors and officers is contained in Maersk Drilling’s Annual Report for the fiscal year ended December 31, 2020 and can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such individuals in the proposed business combination will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case, in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Non-GAAP Financial Measures

The financial information and data contained in this announcement is unaudited and does not conform to Regulation S-X promulgated under the Securities Act of 1933, as amended. This announcement also includes non-GAAP financial measures. Noble and Maersk Drilling believe that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to the combined company’s expected financial condition and results of operations. Noble’s and Maersk Drilling’s management believe that certain of these non-GAAP measures are useful for trend analyses and for planning purposes. Not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. Specifically, such a quantitative reconciliation is not provided due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss), accelerated depreciation and variations in effective tax rate.

Important Notice

This announcement is not a public takeover offer and this announcement does not represent a formal decision by TopCo or Noble to make a public takeover offer within the meaning of section 4(1) of the Danish Takeover Order (Executive Order no. 636 dated 15 May 2020), and such formal decision by TopCo to make a public takeover offer in accordance with section 4(1) of the Danish Takeover Order is conditional on approval of a prospectus approved in accordance with Regulation (EU) No. 2017/1129 of 14 June 2017 (the “Prospectus Regulation”) or a document that satisfies the exemptions in article 1, paragraph 4, subparagraph m and paragraph 5, subparagraph e of the Prospectus Regulation, by the Danish Financial Supervisory Authority. If and when TopCo formally launches the exchange offer, it will be made in the form of an offer document to be approved by the Danish Financial Supervisory Authority in accordance with the Danish Capital Market Act (Consolidated Act no. 1767 of 27 November 2020 on Capital Markets, as amended) and the Danish Takeover Order.